Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-269722 and No. 333-282969 on Form S-8 of our reports dated May 19, 2026, relating to the financial statements of Nextpower Inc. (formerly Nextracker Inc.) (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Nextpower Inc. for the year ended March 31, 2026.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 19, 2026